As filed with the Securities and Exchange Commission on February 9, 2015

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-190468)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CIMATRON LIMITED
(Exact Name of Registrant as Specified in Its Charter)

State of Israel	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 Gush Etzion Street
Givat Shmuel 54030, Israel
 (Address of Principal Executive Offices) (Zip Code)

Cimatron Limited 2004 Share Option and Restricted Shares Incentive Plan
(Full Title of the Plan)

Cimatron Technologies Inc.
41700 Gardenbrook Road, Suite 100
Novi, Michigan 48375
(Name and Address of Agent For Service)

(248) 596 9700
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Asaf Harel, Adv. Jonathan M. Nathan, Adv.
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Rd., Ramat Gan 52506, Israel
Tel: +972-3-6103655
Fax: +972-3-6103767

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration No. 333-190468) (the “Registration Statement”) of Cimatron Limited, an Israeli company (the “Company”), pertaining to the registration of an additional 618,500 ordinary shares, nominal value NIS 0.10 per share, of the Company (“Ordinary Shares”), issuable under the Cimatron Limited 2004 Share Option and Restricted Shares Incentive Plan, which was filed with the Securities and Exchange Commission on August 8, 2013.

On February 9, 2015, pursuant to the Agreement and Plan of Merger, dated as of November 23, 2014 (the “Merger Agreement”) by and among the Company, 3D Systems, Inc., a California corporation (“Parent”), Copernicus Acquisition Ltd., an Israeli company and a wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of guaranteeing the payment obligations of Parent thereunder, 3D Systems Corporation, a Delaware corporation, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned, indirect subsidiary of Parent (the “Merger”). All outstanding Ordinary Shares have been cancelled as a result of the consummation of the Merger, in exchange for the payment to the holders thereof of US$8.97 in cash per Ordinary Share.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to any of its registration statements. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of Registration Statement and, by means of this post-effective amendment, removes from registration any and all such securities of the Company that had been registered for issuance but that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Givat Shmuel, State of Israel, on this 9th day of February, 2015.

CIMATRON LIMITED

By:	/s/ Ilan Erez
Name:	Ilan Erez
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (principal executive officer)	February 9, 2015
Dan Haran

/s/ Ilan Erez	Chief Financial Officer (principal financial officer and principal accounting officer)	February 9, 2015
Ilan Erez

*	Chairman of the Board	February 9, 2015
Yossi Ben Shalom

*	Director	February 9, 2015
Rami Entin

*	Director	February 9, 2015
Eti Livni

*	Director	February 9, 2015
David Golan

*	Director	February 9, 2015
William F. Gibbs

* By: /s/ Ilan Erez
          Ilan Erez, Attorney-in-Fact

Authorized Representative in the United States:
CIMATRON TECHNOLOGIES INC.
By:	/s/ William F. Gibbs
Name:	William F. Gibbs
Title:	President
Date:	February 9, 2015